Exhibit 10.1

July 20, 2020

Dear Anne,

It is my pleasure to confirm the offer by Summit Materials, Inc., a Delaware corporation (“Summit”), to you for the position of President and Chief Executive Officer of Summit, reporting to the Board of Directors of Summit (the “Board”). Your appointment has been approved by the Board, and your compensation package as outlined herein has been approved by the Board’s Compensation Committee (the “Compensation Committee”) as well as the Board. This offer is contingent upon your completing all applicable pre-employment screening and paperwork as further detailed below. The terms of our offer are as follows:

1.                   Start Date and Appointment Date: Your employment with Summit will commence on July 20, 2020, or such other date as mutually agreed between you and Summit (the “Start Date”). You will be appointed President and Chief Executive Officer of Summit effective September 1, 2020, or such other date as mutually agreed between you and Summit (the “Appointment Date”). In addition, you will be elected by the Board to serve as a member of the Board effective as of the Appointment Date. You and Summit will enter into Summit’s standard form of indemnification agreement with its executive officers and directors. Upon termination of your employment for any reason, you agree to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of Summit’s affiliates.

2.                   Annual Base Salary: Commencing on the Start Date, your annual base salary will be $925,000, payable in accordance with Summit’s customary payroll practices. Your annual base salary is subject to increase but not decrease, other than in connection with an across the board reduction in compensation of similarly situated employees of, on an individual-by-individual basis, less than ten percent (10%).

3.                   Annual Incentive Award Opportunity: Your target annual incentive award will be one hundred twenty-five percent (125%) of annual base salary, with performance metrics to be established in accordance with the Compensation Committee’s policies applicable to Summit’s executive officers and after consultation with you. Your actual 2020 annual incentive award will be pro-rated based on the number of days from the Start Date until the end of the 2020 fiscal year and will be determined by the Board in its good faith discretion, and after consultation with you, based on corporate and individual performance.

4.                   Long-Term Equity Incentive Plan: You will be eligible to participate in and receive long-term equity incentive awards each year of your employment under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (as such may be amended, restated or replaced) (the “Incentive Plan”), at the discretion of the Board or the Compensation Committee. The target grant date values and equity vehicles for your awards will be reviewed on an annual basis and established annually commensurate with your position, as determined by the Compensation Committee.

a.	For 2020, the aggregate target grant date value (the “2020 Equity Target”) for your initial equity awards will be three hundred and five percent (305%) of annual base salary, or $2,821,250, to be split evenly (based on the most recent average 20-day price of Summit’s stock at the time of grant) between Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”). Such awards will be granted on or promptly following the Start Date. Except as set forth in clause (a)(i) and (a)(ii) below, the initial PSUs and RSUs will be subject to the standard terms utilized for grants to Summit’s executive officers.

i.	The initial PSUs will be earned after the three (3)-year performance period established for awards granted to Summit’s executive officers in 2020 and subject to the same financial targets. Subject to your continued employment, earned shares will be prorated based on the number of days between the Start Date and the end of the three (3)-year performance period that is December 31, 2022. If your employment is terminated by Summit without Cause or should you resign from Summit as a result of Constructive Termination, a pro-rated number of the PSUs shall remain outstanding and eligible to vest based on whether (and to the extent) the Compensation Committee determines that the applicable performance conditions have been satisfied on the Determination Date, so long as no Restrictive Covenant Violation occurs, as determined by the Compensation Committee, or its designee, in its sole discretion, prior to the applicable vesting date, with such pro-rated number of PSUs which remain outstanding calculated based on the number of days in the performance period prior to the date of your termination of employment relative to the number of the days in the full performance period. A number of PSUs equal to the target number of PSUs shall become vested immediately prior to a Change in Control if the PSUs would not otherwise be continued, converted, assumed or replaced by Summit or a successor entity in connection with such Change in Control. If your employment with Summit (or a successor) is terminated by Summit (or a successor) without Cause or should you resign from Summit (or a successor) as a result of Constructive Termination during the two (2)-year period following a Change in Control, a pro-rata portion of the target number of PSUs shall become vested as of the date of your termination of employment.

ii.	The number of initial RSUs awarded to you will be prorated at seventy-five percent (75%) of the 2020 Equity Target and will vest in equal annual installments over three (3) years, subject to your continued employment through each such vesting date. If your employment is terminated by Summit without Cause or should you resign from Summit as a result of Constructive Termination (other than in connection with a Retirement), a pro-rata portion of the number of RSUs which would otherwise vest on the next applicable vesting date shall become vested based on the number of days elapsed since the prior vesting date (or the date of grant if there has been no prior vesting date). The RSUs shall become vested immediately prior to a Change in Control if the RSUs would not otherwise be continued, converted, assumed or replaced by Summit or a successor entity in connection with such Change in Control. If your employment with Summit (or a successor) is terminated by Summit (or a successor) without Cause or should you resign from Summit (or a successor) as a result of Constructive Termination during the two (2)-year period following a Change in Control, one hundred percent (100%) of the RSUs shall become vested.

b.	PSUs and RSUs granted to you following the initial awards described above will be subject to the standard terms utilized for grants to Summit’s other executive officers; provided, that unless such standard terms are more favorable, the terms set forth above in clause (a)(i) and (a)(ii) of this paragraph 4 shall apply with respect to vesting in connection with a Change in Control or termination without Cause or a Constructive Termination, including following a Change in Control. For this paragraph 4, all capitalized terms shall have the meanings set forth in the applicable form of award notice and award agreement, except that “Change in Control” shall have the meaning set forth in the Incentive Plan and “Cause” and “Constructive Termination” shall have the meanings set forth in the Summit Materials, Inc. Executive Severance Plan (the “Executive Severance Plan”); provided further, that in the case of “Constructive Termination,” such definition shall be modified as reflected in the Participation Notice and Agreement set forth in Exhibit A to this offer letter (the “Severance Plan Participation Agreement”).

5.                   Sign-on Bonus: On or within thirty (30) days following the Start Date, Summit will pay you a one-time, lump sum sign-on bonus of $100,000 (the “Sign-on Bonus”); provided, that should your employment be terminated by Summit for Cause or should you resign from Summit other than as a result of Constructive Termination within twelve (12) months following the Start Date, you will be required to repay the full Sign-On Bonus or, if such employment termination occurs on or after January 1, 2021, the after-tax amount of the Sign-On Bonus. “Cause” and “Constructive Termination” shall have the meanings set forth in the Executive Severance Plan, except that for purposes of this paragraph 5, the definition of “Constructive Termination” shall be modified as reflected in the Severance Plan Participation Agreement.

6.                   Executive Severance Plan: You will participate in the Executive Severance Plan subject to the terms and conditions applicable to the Chief Executive Officer except that, as reflected in the Severance Plan Participation Agreement, the definition of “Constructive Termination” applicable to you shall be modified, the applicable “Post-Termination Period” will be twenty-four (24) months and the non-solicit covenant will cover any client or prospective client with whom you had personal contact or dealings on behalf of Summit during the two-year period preceding the termination of your employment. On or before the Start Date, the Company and you will enter into the Severance Plan Participation Agreement.

7.                   Employee Benefits: You will be eligible to participate in Summit’s health, life and disability insurance, retirement and other employee benefits plans and programs as in effect and made available from time to time, on the same basis as those benefits are generally made available to other executive officers of Summit. Medical benefits will commence on the first day of the month following the sixtieth (60th) day after the Start Date. In addition to your eligibility to participate in Summit’s other employee benefits plans and programs, Summit will provide you a $4,000,000 term life insurance policy during the term of your employment with Summit.

8.                   Relocation: In connection with your employment by Summit, you hereby agree to relocate your primary residence to the Denver, Colorado area. In connection with such relocation, Summit will reimburse you for the following expenses:

a.	One seven (7)-day house hunting trip to the Denver, Colorado area for you and your significant other including airfare, lodging, meals and car rental.

b.	Reimbursement for costs associated with terminating the lease of your current primary residence.

c.	Direct payment for reasonable expenses associated with the packing, shipping and unpacking of your household goods from your current primary home, including full replacement insurance.

d.	Reimbursement for reasonable expenses associated with the physical move of your family including airfare, lodging, meals and car rental.

e.	Shipment of one vehicle to the Denver, Colorado area with associated vehicle shipment insurance.

f.	Up to three (3) months of temporary living expenses in the Denver, Colorado area.

g.	Up to three (3) months of storage for household goods subsequent to your permanent relocation to the Denver, Colorado area.

All of the expenses listed above in this paragraph 8 must be documented and submitted to Summit in accordance with its ordinary reimbursement practices. At its discretion, Summit may utilize a third-party relocation services provider to coordinate with you directly and manage your relocation to the Denver, Colorado area.

Any taxable reimbursements and/or payments by Summit described above in this paragraph 8 will be “grossed up” by Summit using an assumed rate for Federal, state and/or local income taxes that Summit reasonably determines to be applicable to your situation.

9.                   Executive Representation: By signing this letter you represent that: (1) you are not a party to any agreement that would prohibit you from entering into employment with Summit; (2) no trade secret or proprietary information belonging to your previous employers will be disclosed by you at Summit and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to Summit; (3) you have brought to Summit’s attention and provided Summit with a copy of any agreement, order of any court or administrative body or any other similar item that may affect your future employment at Summit, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions; and (4) you have never been terminated, suspended, or otherwise disciplined by an employer or organization for conduct that was alleged to be in violation of that employer/organization’s personnel policies, including but not limited to policies concerning harassment, discrimination, or other misconduct.

10.               Restrictive Covenants: As a condition of your employment, you agree to be bound by the provisions (including restrictive covenants) set forth in Appendix A of the Severance Plan Participation Agreement. Such terms are in addition to any restrictive covenant obligations to which you may otherwise be subject.

11.               Legal Fees: Summit will also reimburse you for your legal fees incurred in connection with your review and finalization of the terms of your employment with Summit, not to exceed $30,000.

12.               Additional Terms: All compensation provided to you, including any cash or equity-based compensation, will be subject to Summit’s collection of the applicable withholding taxes, and except as otherwise specifically stated in paragraph 8 of this letter, Summit will not gross-up or make whole for any such taxes.

13.               Conditional Offer: This letter is a confirmation of a conditional employment offer and should not be construed as an employment contract. Summit may elect to have Summit, Summit Materials Holdings L.P. or Summit Materials, LLC serve as your actual employer, but any such determination shall not otherwise affect Summit’s or your obligations under this letter. Upon acceptance, we will provide you with new-hire paperwork, including an acknowledgement of your agreement to abide by Summit’s Code of Conduct, a Director and Officer’s Questionnaire, and an I-9 form, which is required by the United States government to verify employment eligibility. Our offer is further subject to satisfactory completion of a background check, drug screening and reference checks. You agree by signing below that Summit has made no other promises other than what is outlined in this letter and that this letter contains the entire offer Summit is making to you. You also agree that should you accept a position at Summit, the employment relationship is based on the mutual consent of you and Summit. Accordingly, either you or Summit can terminate the employment relationship at will, at any time, with or without cause or advance notice.

Please acknowledge your agreement with the terms of this letter, including the provisions of Appendix A of the Severance Plan Participation Agreement, by signing and returning this letter for our files by email to anne.benedict@summit-materials.com.

Anne, the Board is excited for our future and we are delighted to welcome you to Summit.

Sincerely,

/s/ Howard L. Lance

Howard L. Lance

Chairman of the Board of Directors

Accepted:	/s/ Anne P. Noonan
Date:	Anne P. Noonan July 20, 2020

Exhibit A

SUMMIT MATERIALS, INC.
EXECUTIVE SEVERANCE PLAN

Participation Notice and Agreement

Participant:	Anne P. Noonan

Qualifying Termination / Qualifying
Change in Control Termination

Severance Multiple:	Tier 1: 2.5x

Welfare Continuation Period:	Tier 1: 30 months

Severance Payment Period:	Tier 1: 30 months

Pursuant to the letter agreement between Participant and Summit Materials, Inc., a Delaware corporation (“Summit” or the “Company”), dated July 20, 2020 (the “Offer Letter”), I hereby agree to the terms and conditions of the Summit Materials, Inc. Executive Severance Plan (as amended from time to time subject to the terms hereof, the “Plan”), including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants attached as Appendix A hereto. Capitalized terms used but not defined in this Participation Notice and Agreement shall have the meanings given to such terms in the Plan.

I understand that as a Participant under the Plan (a “Participant”), the terms of the Plan, to the extent not altered by the Offer Letter and this Participation Notice, will exclusively govern all subject matters addressed by the Plan and that the Plan, except as expressly provided in the Plan, is in lieu of and supersedes, as applicable, any and all agreements, plans, policies, guidelines, and other arrangements, with respect to all subject matters covered under the Plan and my rights to severance upon any Qualifying Termination or Qualifying Change in Control Termination.

The Company and I agree that clause (vi) of the definition of “Constructive Termination” shall apply to any fiscal year for purposes of my participation in the Plan only after I have completed one full fiscal year of service as an executive of the Company and clause (v) of the definition of “Constructive Termination” shall read as follows: “(v) any amendment, termination or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits the Participant may receive under the Plan, regardless of whether any such amendment, termination or discontinuance has become effective, or any material breach by the Company of this Plan (including the exhibits thereto) or the Participant’s Participation Notice and Agreement (including Appendix A thereto) or any agreement between the Company and the Participant relating to the Participant’s compensation (including any equity awards), or”, and I will be entitled to receive my severance payments and benefits under the Plan in connection with my resignation as a result of such Constructive Termination.

Exhibit A-1

The Company and I further agree that notwithstanding Section 5 of the Plan, no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits I may receive under the Plan shall be effective until the first (1st) anniversary of such amendment, termination, or discontinuance, except for any amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law.

I acknowledge and recognize the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree (and the Company agrees with respect to its obligations under Appendix A) to be bound by the provisions of Appendix A to this Participation Notice and Agreement, which provisions are incorporated into this Participation Notice and Agreement and made a part hereof.

Dated:

PARTICIPANT

Anne P. Noonan

COMPANY

Name:

Title:

Exhibit A-2

APPENDIX A

Restrictive Covenants

The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company. The Participant accordingly agrees to the provisions of this Appendix A to the Participant’s Participation Notice and Agreement under the Summit Materials, Inc. Executive Severance Plan (as amended from time to time, the “Plan”) (such provisions, the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained herein are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

1.	Confidentiality; Non-Compete; Non-Solicit; Non-Disparagement.

(a)               For the purposes of this Appendix A, any reference to the “Company” shall mean the Company and/or its Affiliates (as applicable), collectively. In view of the fact that the Participant’s work for the Company brings the Participant into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, the Participant agrees that:

(i)                 the Participant will not at any time (whether during or after the Participant’s Employment): (1) retain or use for the benefit, purposes, or account of the Participant or any other Person or (2) disclose, divulge, reveal, communicate, share, transfer, or provide any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations) access to, any non-public, proprietary, or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs, and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities, and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (collectively, “Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of the Participant’s Employment in order to perform the duties of the Participant’s position and in the best interests of the Company. For purposes of this Appendix A, “Employment” shall mean, without any inference for federal and other tax purposes, service as a part- or full-time officer, employee, consultant, or advisor or Board member of or to the Company.

(ii)              Confidential Information shall not include any information that is: (1) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties, (2) made legitimately available to the Participant by a third party without breach of any confidentiality obligation, or (3) required by law to be disclosed; provided, that the Participant shall give prompt and to the extent possible advance written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

Appendix A-1

(iii)            Upon the Participant’s Termination, the Participant shall (1) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name, or other source indicator) owned or used by the Company, (2) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, e-mail, text messages, letters, and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, or laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that the Participant may retain only those portions of any personal notes, notebooks, and diaries that do not contain any Confidential Information, and (3) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.

(b)               The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i)                 Participant will not, within twenty-four (24) months following the Participant’s Termination (the “Post-Termination Period”) or during Participant’s Employment (together with the Post-Termination Period, the “Restricted Period”), directly or indirectly:

(1)   engage in any business involved in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete, and concrete products) (any such business, a “Business”) in any Restricted Area (any such business, a “Competitive Business”). For the purposes of this Appendix A, “Restricted Area” shall mean any geographic area where each and any Employer of the Participant during the Participant’s employment conducts or conducted, within the six-month period immediately preceding the Participant’s Termination, Business; provided, that if the Employer with respect to a Participant is Summit Materials Holdings L.P., Summit Materials, LLC, or any of their respective successors thereto at any time during the Participant’s Employment, the Restricted Area shall be the United States and Canada.

(2)   acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or

Appendix A-2

(3)   interfere with, or attempt to interfere with, business relationships (whether formed before, on, or after the date of the Participant’s Participation Notice and Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members, investors, or acquisition targets.

(ii)              During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)   solicit or encourage any employee of the Company to leave the employment of the Company; or

(2)   hire any such employee who was employed by the Company as of the date of the Participant’s Termination or who left the employment of the Company coincident with, or within six months prior to or after, the Participant’s Termination.

(iii)            During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting in competition with the Company the business of any person who was a client or prospective client during the two-year period preceding the Participant’s Termination:

(1)   with whom the Participant had personal contact or dealings on behalf of the Company during such two-year period; or

(2)   with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company during such two-year period.

Notwithstanding anything to the contrary in this Appendix A, the Participant may, directly or indirectly, own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (a) is not a controlling person of, or a member of a group which controls, such Person and (b) does not, directly or indirectly, own five percent or more of any class of securities of such person.

(c)                During the Restricted Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

(d)               The Participant will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company, or that is or reasonably would be expected to be damaging to the reputation of the Company. The Company will direct its executive officers and the members of its Board not to, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Participant, or that is or is reasonably expected to be damaging to the reputation of the Participant.

(e)               It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Appendix A-3

(f)                The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Specific Performance; Survival.

(a)            The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of a breach of any of the provisions of this Appendix A, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to the fullest extent permitted by law to suspend making any payments or providing any benefit otherwise required by the Participant’s Participation Notice and Agreement (including this Appendix A). In addition, the Participant agrees that, in the event of such a breach or threatened breach, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b)	The provisions of this Appendix A shall survive the Participant’s Termination.

3.	Protected Activities.

(a)               Nothing in this Appendix A shall prohibit or impede the Participant from communicating, cooperating, or filing a complaint on possible violations of U.S. federal, state, or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the Securities and Exchange Commission, Financial Industry Regulatory Authority, Equal Employment Opportunity Commission, or National Labor Relations Board, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state, or local law or regulation; provided, that, in each case, such communications and disclosures are consistent with applicable law. The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Moreover, the Participant shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.

(b)               Except as otherwise provided in Paragraph 3(a) of this Appendix A or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company.

Appendix A-4